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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CH2M HILL Companies, Ltd.:

        We consent to the incorporation by reference in the registration statement (No. 333-148101) on Form S-4 and in the registration statement (No. 333-165649) on Form S-8 of CH2M HILL Companies, Ltd. and subsidiaries (the Company) of our report dated February 28, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which appears in the December 31, 2012 annual report on Form 10-K and to the references to our firm under the heading "Selected Financial Data" included in the annual report on Form 10-K of the Company.

        Our report refers to the Company's adoption of new accounting standards relating to variable interest entities on January 1, 2010.

                      /s/ KPMG LLP

                      KPMG LLP

Denver, Colorado
February 28, 2013

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Consent of Independent Registered Public Accounting Firm